                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 Tenneco Inc.
       ----------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
       ----------------------------------------------------------------
                        (Title of Class of Securities)

                                  88037 E 101
       ----------------------------------------------------------------
                                (CUSIP Number)



                              September 29, 1999
       ----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)

-----------------------                                  ---------------------
  CUSIP NO.  88037 E 101            13G                    PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

          Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
NUMBER OF                    10,063,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                10,063,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          10,063,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

          PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  88037 E 101            13G                    PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

          Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               10,063,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                10,063,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          10,063,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                ---------------------
  CUSIP NO.  88037 E 101            13G                    PAGE 4 OF 9 PAGES
-------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

          United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               10,063,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                10,063,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              --0--

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          10,063,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO.  88037 E 101              13G                    PAGE 5 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

          United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               10,063,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                10,063,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          10,063,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP NO. 88037 E 101              13G                      Page 6 of 9 Pages
-----------------------                                  -----------------------


Item 1(a).     Name of Issuer:


     Tenneco Inc.
     ---------------------------------------------------------------------


Item 1(b).     Address of Issuer's Principal Executive Offices:


     1275 King Street, Greenwich, Connecticut 06831
     ---------------------------------------------------------------------

Item 2(a).     Name of Person Filing:

     This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

     (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

     (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

     (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

     (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

     Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     c/o Highfields Capital Management, 200 Clarendon Street,
     Boston, Massachusetts 02117
     ---------------------------------------------------------------------

Item 2(c).     Citizenship:

     Highfields Capital Management - Delaware
     Highfields GP - Delaware
     Richard L. Grubman - United States
     Jonathon S. Jacobson - United States
     ---------------------------------------------------------------------

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $.01 per share
     ---------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 88037 E 101              13G                      Page 7 of 9 Pages
-----------------------                                  -----------------------


Item 2(e).     CUSIP Number:


     88037 E 101
     ---------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [_]   Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]   Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership.

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

  (a)  Amount beneficially owned:

       10,063,900 shares of Common Stock (of which the Reporting Persons have
       ----------------------------------------------------------------------
       the right to acquire zero (0) shares)
       -------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 88037 E 101              13G                      Page 8 of 9 Pages
-----------------------                                  -----------------------

     (b)  Percent of class:

          5.9%
          ---------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote 10,063,900
                                                          ----------

          (ii)   Shared power to vote or to direct the vote     --0--
                                                            --------------

          (iii)  Sole power to dispose or to direct the disposition of
                 10,063,900
                 ----------

          (iv)   Shared power to dispose or to direct the disposition of  --0--
                                                                        --------

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               The shares to which this filing relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Fund. None of the Funds owns 5% or more of the securities to which this filing pertains.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issue of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                  -----------------------
CUSIP NO. 88037 E 101              13G                      Page 9 of 9 Pages
-----------------------                                  -----------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                October 8, 1999
                         ----------------------------
                                     Date

                       HIGHFIELDS CAPITAL MANAGEMENT LP
                       By: Highfields GP LLC, its General Partner

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                             Authorized Signatory
                         ----------------------------
                                  Name/Title

                               HIGHFIELDS GP LLC

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                             Authorized Signatory
                         ----------------------------
                                  Name/Title

                             JONATHON S. JACOBSON

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                               Attorney-in-Fact
                         ----------------------------
                                  Name/Title

                              RICHARD L. GRUBMAN

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                               Attorney-in-Fact
                         ----------------------------
                                  Name/Title